EXHIBIT 10.42

FOURTH AMENDMENT TO

REVOLVING CREDIT AGREEMENT AND WAIVER

FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT AND WAIVER, dated as of February 24, 2003 (this “Amendment”), by and among DIGITAS LLC (the “Borrower”), a Delaware limited liability company, and DIGITAS INC., a Delaware corporation, BRONNER SLOSBERG HUMPHREY INC., a Massachusetts corporation, and BSH HOLDING LLC, a Delaware limited liability company, as Guarantors, and FLEET NATIONAL BANK, a national banking association, and the other lending institutions listed on Schedule 1 to the Credit Agreement (collectively, the “Banks”) and FLEET NATIONAL BANK as agent for the Banks (the “Agent”), amending certain provisions of the Revolving Credit Agreement, dated as of July 25, 2000 (as amended by the First Amendment, dated as of June 29, 2001, the Second Amendment, dated as of November 26, 2001, and Third Amendment, dated as of September 30, 2002, the “Credit Agreement”), by and among the Borrower, the Guarantors, the Banks and the Agent. Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Banks desire to amend the Credit Agreement and waive certain provisions thereof as provided more fully herein below;

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Amendment to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) The definition of “Applicable Margin” set forth in §1.1 of the Credit Agreement is amended by deleting such definition and restating it in its entirety as follows:

Applicable Margin. The Applicable Margin shall be the applicable margin set forth below:

PRIME RATE LOANS	EUROCURRENCY RATE LOANS	LETTER OF CREDIT FEE	COMMITMENT FEE RATE
0%	3.00%	3.00%	0.250%

(b) The first paragraph of the definition of “Borrowing Base” set forth in §1.1 of the Credit Agreement is amended by deleting such definition and restating it in its entirety as follows:

Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks pursuant to §9.4(h), as adjusted pursuant to the provisions below, which is equal to the sum of seventy-five percent (75%)

of Eligible Accounts Receivable plus eighty percent (80%) of the cash balance in the Segregated Account.

(c) The definition of “Revolving Credit Loan Maturity Date” set forth in §1.1 of the Credit Agreement is amended by deleting the date “July 25, 2003” and substituting the date “February 23, 2006” therefor.

(d) The definition of “Total Funded Indebtedness” set forth in §1.1 of the Credit Agreement is amended by adding the following new clause (b) and redesignating the existing clauses (b) and (c) as clauses (c) and (d), respectively:

(b) the Maximum Drawing Amount of all Letters of Credit,

(e) Section 1.1 of the Credit Agreement is further amended by adding the following new definitions in the appropriate alphabetical order in such §1.1:

Consolidated Operating Cash Flow: For any period, an amount equal to (a) Consolidated EBITDA for such period, less (b) the sum of (i) cash payments for all taxes paid during such period, plus (ii) to the extent not already deducted in the determination of Consolidated EBITDA, Capital Expenditures made during such period to the extent permitted by §11.7, plus (iii) all cash lease payments made during such period under the leases for the unoccupied real estate contemplated by the Charge.

Segregated Account: See §9.13.2.

TO Amount: The amount paid in cash by Digitas to its common stock shareholders in connection with a self tender offer which offer shall expire on March 25, 2003, unless extended by Digitas for up to ninety (90) days, and the aggregate amount of which shall not exceed $25,000,000 plus the amount paid with respect to Digitas’ option to purchase, at its sole discretion, an additional 1,256,690 shares of its common stock; provided, however, any amounts paid in excess of $25,000,000 shall be offset against the amounts allowable out of Digitas’ repurchase program such that total stock repurchases, including the TO Amount, for calendar year 2003 shall be less than $43,000,000.

(f) Section 9.4(h) of the Credit Agreement is amended by adding the following new text at the end of in such §9.4(h):

along with evidence of any withdrawals from and/or deposits to the Segregated Account since delivery of the immediately preceding Borrowing Base Report

(g) Section 9.13 of the Credit Agreement is amended by deleting such §9.13 and restating it in its entirety as follows:

9.13 Bank Accounts.

9.13.1. Depository Accounts. Each of the Parent Companies and the Borrower will, and will cause each of their domestic Subsidiaries to, together with the employees, agents and other Persons acting on behalf of any Parent Company, the Borrower or such Subsidiary, receive and hold in trust for the Agent and the Banks all payments constituting proceeds of Accounts Receivable or other Collateral which come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the accounts designated as a depositary account on Schedule 8.20 other than the Segregated Account.

9.13.2. Segregated Account. The Borrower will establish with Fleet a money market account or other depository account in which the Borrower may from time to time maintain a cash balance solely for the purpose of enhancing its Borrowing Base availability and which shall be segregated for such purpose. The initial deposit shall be approximately $6,000,000. Notwithstanding the foregoing, nothing in this §9.13.2 shall be construed to require the Borrower to maintain a balance in such Account in excess of its repayment obligations pursuant to §3.2 hereof.

(g) Section 10.4 of the Credit Agreement is amended by (i) deleting (A) the word “and” immediately before clause (c)(i) and substituting a comma therefor and (B) the words “and not more than $2,500,000 of such common stock is repurchased in any fiscal quarter” set forth in clause (c)(i) of such §10.4, and (ii) by adding at the end of such §10.4 (immediately before the period) the following new clause (d):

, and (d)(i) the Borrower shall be permitted to make Restricted Payments to Digitas solely to permit Digitas to pay the TO Amount on or about March 31, 2003, unless the self tender offer referred to in the definition of “TO Amount” is extended for up to ninety (90) days by Digitas, up to the amount of such TO Amount, provided such Restricted Payment shall not be made more than five (5) Business Days prior to the date any such TO Amount is required to be paid by Digitas and (ii) Digitas shall be permitted to pay the TO Amount.

(h) Effective as of November 26, 2001, §§11.1 (Leverage Ratio) and 11.3 (Fixed Charge Coverage Ratio) of the Credit Agreement were deleted in their entirety, and in each case, the words “Intentionally Deleted” were substituted therefor.

(i) Section 11.1 of the Credit Agreement is amended by deleting the words “Intentionally Deleted” in such §11.1 and the following new provision substituted therefor:

11.1 Profitable Operations. The Borrower will not permit Consolidated Net Income to be less than $1.00 for each of the following periods during each fiscal year: the three (3) month period ended March 31, the six (6) month period ended June 30, the nine (9) month period ended September 30 and the twelve (12) month period ended December 31.

(j) Section 11.2 of the Credit Agreement is amended by deleting such §11.2 and restating it in its entirety as follows:

11.2 Minimum EBITDA. The Borrower will not as of the end of any Reference Period permit EBITDA for such Reference Period to be less than $24,000,000.

(k) Section 11.5 of the Credit Agreement is amended by deleting such §11.5 and restating such §11.5 in its entirety as follows:

11.5 Fixed Charge Coverage Ratio. The Borrower will not, during any Reference Period, permit the ratio of (a) Consolidated Operating Cash Flow to (b) the sum of (i) Consolidated Total Interest Expense for such Reference Period and (ii) all scheduled payments of principal on Indebtedness of the Parent Companies, the Borrower and their Subsidiaries (including, without limitation, the principal component of Capitalized Lease payments) made or required to be made during such Reference Period to be less than 1.50:1.00.

(l) Section 11.6 of the Credit Agreement is amended by deleting such §11.6 and restating it in its entirety as follows:

11.6. Ratio of Total Funded Indebtedness to EBITDA. The Borrower will not permit the ratio of Total Funded Indebtedness to EBITDA as of the last day of any Reference Period to exceed 1.50:1.00.

(m) Schedule 8.20 to the Credit Agreement is amended by adding the Segregated Account to such Schedule.

§2. Limited Waiver. The Borrower has informed the Agent and the Banks that the Borrower has failed to comply with the covenants set forth in §§3.2 and 4.2(b) of the Credit Agreement for the calendar month ended on 1/31/03, and has requested that the Banks waive such non-compliance. Upon the effectiveness of this Amendment, the Banks hereby waive compliance with the provisions of §§3.2 and 4.2(b) of the Credit Agreement solely for the calendar month ended 1/31/03. Nothing contained in this waiver shall be construed to imply a willingness on the part of the Banks to grant any similar or other future waivers of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

§3. Conditions to Effectiveness. This Amendment shall be effective with respect to §1(f) of this Amendment as of the date specified in such §1(f) and, with respect to all other provisions of this Amendment, as of February 24, 2003 upon the satisfaction of the following conditions precedent by 5:00 p.m. (Boston time) on February 24, 2003:

(a) receipt by the Agent of an original counterpart signature to this Amendment, duly executed and delivered by the Borrower and the Guarantors;

(b) receipt by the Agent of an amendment fee in the amount of $300,000;

(c) receipt by the Agent of written notice from an authorized officer of Digitas that the self tender offer has been announced by the board of directors of Digitas;

(d) an initial deposit by the Borrower of a minimum of $6,000,000 into the Segregated Account; and

(e) receipt by the Agent of resolutions of the Borrower and each of the Guarantors certified by an authorized officer of each such entity with respect to the execution, delivery and performance of this Amendment.

§4. Representations and Warranties. Each of the Borrower and each of the Guarantors hereby represents and warrants to the Banks and the Agent as follows:

(a) Representation and Warranties in the Credit Agreement. The representations and warranties of the Borrower and the Guarantors contained in the Credit Agreement were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the date hereof, except to the extent of changes resulting from transactions or events contemplated by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Borrower or such Guarantor, or to the extent that such representations and warranties relate expressly to an earlier date.

(b) Ratification, Etc. Except as expressly amended or waived hereby, the Credit Agreement, and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, shall together with this Amendment, be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

(c) Authority, Etc. The execution and delivery by the Borrower and each Guarantor of this Amendment and the performance by the Borrower and each Guarantor of all of its agreements and obligations under the Credit Agreement as amended hereby are within the authority of the Borrower and each such Guarantor and have been duly authorized by all necessary action on the part of the Borrower and each of the Guarantors.

(d) Enforceability of Obligations. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower and each Guarantor enforceable against the Borrower and each Guarantor in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(e) No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist after execution and delivery of this Amendment.

§5. No Other Amendments. Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. Nothing contained in this Amendment (a) shall be construed to imply a willingness on the part of the Banks to grant any similar or other future amendment or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents and (b) shall in any way prejudice, impair or effect any rights or remedies of the Banks or the Agent under the Credit Agreement or the other Loan Documents.

§6. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

§7. Expenses. Pursuant to §17 of the Credit Agreement, all costs and expenses incurred or sustained by the Banks and the Agent in connection with this Amendment, including the fees and disbursements of legal counsel for the Agent in producing, reproducing and negotiating the Amendment, will be for the account of the Borrower whether or not the transactions contemplated by this Amendment are consummated.

§8. Miscellaneous. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

DIGITAS LLC

By:	/s/ JEFFREY J. COTE
Name: Title:

DIGITAS INC., as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Title:

BRONNER, SLOSBERG HUMPHREY INC., as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Title:

BSH HOLDING LLC, as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Title:

FLEET NATIONAL BANK, individually and as Agent

By:	/s/ JOHN C. DUNNE
Name: John C. Dunne, Senior Vice President